Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2013 Stock Incentive Plan of our report dated February 7, 2013, related to the statement of net revenues and direct expenses of the U.S. business of Recothrom, which is a product line of the Bristol-Myers Squibb Company, for the year ended December 31, 2011, appearing in the Current Report on Form 8-K/A of The Medicines Company filed on April 19, 2013.
/s/ Deloitte & Touche LLP
Parsippany, NJ
June 28, 2013